Exhibit 99.1

 NEWS RELEASE
                          For Immediate Release

DARLING INTERNATIONAL ANNOUNCES
SECOND QUARTER 2010 RESULTS

August 12, 2010 – IRVING, TEXAS – Darling International Inc. (NYSE: DAR) today reported net income of $11.4 million, or $0.14 per share, for the second quarter ended July 3, 2010.  Sales and results of operations for the second quarter as compared to the same period of the prior year are as follows:

For the second quarter of 2010, the company reported net sales of $166.2 million as compared to $155.3 million for the second quarter of 2009.  Higher finished product prices and increased raw material volume accounted for the majority of the $10.9 million increase.

Net income for the second quarter of 2010 was $11.4 million, or $0.14 per share, as compared to $11.7 million, or $0.14 per share, for the 2009 comparable period.  The $0.3 million decrease in net income for the second quarter resulted from increased operating costs and depreciation / amortization expense related to acquisitions and the company’s investment into its renewable diesel joint venture project.

Darling International Chairman and Chief Executive Officer, Randall Stuewe, said, “Second quarter performance tracked the first quarter results and our business continues to operate solidly.  Unseasonably warm temperatures detrimentally affected finished product quality which lowered net sales values and impacted earnings.”

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For the six months ended July 3, 2010, the company reported net sales of $329.0 million, as compared to $288.3 million for the 2009 comparable period.    The $40.7 million increase in sales is primarily attributed to higher finished product prices and increased raw material volume.

For the six months ended July 3, 2010, the company reported net income of $22.8 million, or $0.28 per share, as compared to $16.5 million, or $0.20 per share, for the 2009 comparable period.  The $6.3 million increase in net income for the six months ended July 3, 2010, resulted primarily from higher finished product prices and increases in both volume and yield of raw material.

Darling International will host a conference call to discuss the Company’s second quarter 2010 financial results at 10:00 am Eastern Time (9:00 am Central Time) on Friday, August 13, 2010.  To listen to the conference call, participants calling from within North America should dial 877-317-6789; international participants should dial 412-317-6789.  Please refer to access code 443448.  Please call approximately ten minutes before the start of the call to ensure that you are connected.

The call will also be available as a live audio webcast that can be accessed on the company website at http://www.darlingii.com/investors.aspx.  Beginning one hour after its completion, a replay of the call can be accessed through August 20, 2010, by dialing 877-344-7529 domestically, or 412-317-0088 if outside North America.  The access code for the replay is 443448.  The conference call will also be archived on the Company’s website.

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Darling International Inc. is the largest publicly traded, food processing by-products recycling company in the United States. The Company recycles used restaurant cooking oil and by-products from the beef, pork and poultry processing industries into useable products such as tallow, feed-grade fats, meat and bone meal and hides. These products are primarily sold to agricultural, leather, oleo-chemical and bio-diesel manufacturers around the world.  In addition, the Company provides grease trap collection services and sells equipment to restaurants.

For additional information, visit the Company’s web site at http://www.darlingii.com.

{This media release contains forward-looking statements regarding the business operations and prospects of Darling and industry factors affecting it. These statements are identified by words such as "may," "will,"  " begin, " " look forward, "  "expect," "believe," "intend," "anticipate," "should," "estimate," “continue," “momentum” and other words referring to events to occur in the future. These statements reflect Darling's current view of future events and are based on its assessment of, and are subject to, a variety of risks and uncertainties beyond its control, including the unprecedented turmoil existing in world financial, credit, commodities and stock markets,  a decline in consumer confidence and discretionary spending,  the general performance of the U.S. economy, and global demands for grain and oilseed commodities, which have exhibited volatility, and each of which could cause actual results to differ materially from those projected in the forward-looking statements. Other risks and uncertainties regarding Darling, its business and the industry in which it operates are referenced from time to time in the Company’s filings with the Securities and Exchange Commission.  Darling is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.}
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Darling International Inc.
Consolidated Operating Results
For the Periods Ended July 3, 2010 and July 4, 2009
(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended			Six Months Ended
			$ Change			$ Change
	July 3,	July 4,	Favorable	July 3,	July 4,	Favorable
	2010	2009	(Unfavorable)	2010	2009	(Unfavorable)
Net sales	$166,210	$155,298	$10,912	$328,992	$288,298	$40,694
Costs and expenses:
Cost of sales and operating expenses	$123,853	$113,353	(10,500)	$244,263	$216,896	$(27,367)
Selling, general and administrative expenses	16,237	15,446	(791)	32,002	30,203	(1,799)
Depreciation and amortization	7,206	6,223	(983)	14,230	12,160	(2,070)
Total costs and expenses	147,296	135,022	(12,274)	290,495	259,259	(31,236)
Operating income	18,914	20,276	(1,362)	38,497	29,039	9,458

Other income/(expense):
Interest expense	(889)	(784)	(105)	(1,799)	(1,442)	(357)
Other, net	(448)	(218)	(230)	(982)	(455)	(527)
Total other income/(expense)	(1,337)	(1,002)	(335)	(2,781)	(1,897)	(884)

Income from operations before income taxes	17,577	19,274	(1,697)	35,716	27,142	8,574
Income taxes (expense)/benefit	(6,206)	(7,575)	1,369	(12,867)	(10,633)	(2,234)
Net income	$11,371	$11,699	$(328)	$22,849	$16,509	$6,340

Basic income per share:	$0.14	$0.14	$0.00	$0.28	$0.20	$0.08
Diluted income per share:	$0.14	$0.14	$0.00	$0.28	$0.20	$0.08

FOR MORE INFORMATION CONTACT:
John O. Muse, Executive Vice President of	251 O’Connor Ridge Blvd., Suite 300
Finance and Administration, or	Irving, Texas 75038
Brad Phillips, Treasurer	Phone: 972-717-0300